Exhibit 3.164
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(Illegible Text)
Certificate of Amendment of the Certificate of Incorporation of
under Section 805 of the Business Corporation Law
F960726000222
     IT IS HEREBY CERTIFIED THAT:
(1)	The name of the corporation is A.R.C. NETWORKS, INC. FORMALLY KNOWN AS A.R.C. NETWORKS CORP.
(2)	The certificate of incorporation was filed by the department of State on the 22ND day of FEBRUARY 1993.
(3)	The certificate of Incorporation of this corporation is hereby amended to effect the following change *
     The certificate of incorporation is amended to change the purpose clause. The first paragraph of the purpose clause is amended to read as follows:
To engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law, including but not limited to the provisions of international, long distance and local telecommunications services. The corporation is not formed to engage in any (Illegible Text) activity requiring the approval of any New York State regulatory body prior to incorporating.
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(4)	The amendment to the certificate of incorporation was authorized:
*	first, by vote of the board of directors.

*	at a meeting of shareholders by vote of a majority of all the outstanding shares entitled to vote thereon.

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